As filed with the Securities and Exchange Commission on September 26, 2023

Registration No. 333-245703

Registration No. 333-251055

Registration No. 333-251065

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

FORM F-3 Registration No. 333-245703

Post-Effective Amendment No. 1 to

FORM F-3 Registration No. 333-251055

FORM F-3 Registration No. 333-251065

UNDER

THE SECURITIES ACT OF 1933

LIMINAL BIOSCIENCES INC.

(Exact name of registrant as specified in its charter)

Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

440 Armand-Frappier Boulevard,

Suite 300

Laval, Quebec

H7V 4B4

Tel: +1 450 781 0115

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Bruce Pritchard

Chief Executive Officer

Liminal BioSciences Inc.

440 Armand-Frappier Boulevard,

Suite 300

Laval, Quebec

H7V 4B4

(Name and address of agent for service)

Tel: +1 450 781 0115

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Liminal BioSciences Inc., a corporation existing under the laws of Canada (the “Company”), relates to the following Registration Statements on Form F-3 (each a “Registration Statement” and collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement on Form F-3 (No. 333-245703) filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 13, 2020, registering (a) up to 20,160,241 shares of the Company’s common shares, no par value per share (“Common Shares”) and (b) an indeterminate number of shares of additional Common Shares.

•

Registration Statement on Form F-3 (No. 333-251055) filed by the Company with the SEC on December 1, 2020, registering an indeterminate number of (a) Common Shares, (b) debt securities, (c) warrants to purchase Common Shares, (d) rights to purchase any securities of the Company, and (g) units consisting of the Company’s Common Shares, rights, warrants or any combination of such securities, with an aggregate maximum offering price of all securities sold pursuant to such registration statement not to exceed $200 million;

•

Registration Statement on Form F-3 (No. 333-251065) filed by the Company with the SEC on December 1, 2020, registering up to 14,210,522 Common Shares, with an aggregate maximum offering price for all securities sold pursuant to such registration statement not to exceed $57,552,614.10.

The Company entered into that certain Plan of Arrangement, dated as of July 11, 2023, by and among the Company and Structured Alpha LP, a limited partnership existing under the laws of the Cayman Islands (“SALP”), pursuant to which SALP acquired directly or indirectly all of the issued and outstanding Common Shares of the Company not previously owned by SALP or its affiliates and associates at a price of US$8.50 per Common Share, payable in cash and the Company became a wholly-owned subsidiary of SALP (the “Arrangement”). The Arrangement was completed on September 26, 2023.

As a result of the Arrangement, the offerings contemplated by the Registration Statements have been terminated as of the date hereof. In accordance with the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Laval, Quebec, on September 26, 2023.

LIMINAL BIOSCIENCES INC.

By:	/s/ Bruce Pritchard
	Name:	Bruce Pritchard
	Title:	Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act, as amended.